UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

SAFE & GREEN HOLDINGS CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

990 Biscayne Blvd., Suite 501, Office 12
Miami, Florida 33132

Supplemental Disclosure to the Proxy Statement dated September 6, 2023

For the 2023 Special Meeting of Stockholders to be held on October 5, 2023

Explanatory Note

Information contained in this proxy filing constitutes definitive additional proxy materials (these “Definitive Additional Materials”). These Definitive Additional Materials are being filed with the U.S. Securities and Exchange Commission (the “SEC”) by Safe & Green Holdings Corp. (“SG Holdings” or the “Company”) to supplement the information contained in SG Holdings’ proxy statement filed on September 6, 2023 (the “Proxy Statement”). These Definitive Additional Materials supplement the disclosures made in the Proxy Statement and should be read alongside the Proxy Statement which should be read in its entirety and is available free of charge on the SEC’s website at www.sec.gov.

These Definitive Additional Materials are being filed with the SEC on or about September 28, 2023. To the extent information herein differs from or updates information contained in the Proxy Statement, the information contained herein is more current. These Definitive Additional Materials do not change the proposals to be acted on at the SG Holdings 2023 Special Meeting of Stockholders to be held on October 5, 2023 (the “Special Meeting”) or the recommendation of the Board with respect to any proposals. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Capitalized terms used but not defined herein have the meanings set forth in the Proxy Statement.

On September 26, 2023, SG Holdings entered into a settlement agreement with John William Shaw and Leo Patrick Shaw (the “Shaw Stockholders”) resolving a lawsuit initiated by the Company pursuant to which the Company received a three-month irrevocable proxy from the Shaw Stockholders giving the Company the right to vote the shares of common stock held by them. As of September 26, 2023, the Shaw Stockholders beneficially owned 3,970,100 shares which represents approximately 23.85% of the Company’s issued and outstanding common stock. Upon payment of $10,000, the Company may extend for 45 days the expiration date of the irrevocable proxies.

At the Special Meeting, the Company intends to vote the Shaw Stockholders’ shares FOR the Increase in Number of Authorized Shares of Common Stock Proposal (Proposal 1), FOR the Plan Amendment Proposal (Proposal 2) and FOR one or more adjournments of the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve Proposal 1 and/or Proposal 2.

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